January 26, 2006


via U.S. Mail and facsimile to (770) 933-1390

Paul G. Saari
Senior Vice President, Finance and Chief Financial Officer
Atlantis Plastics, Inc.
1870 The Exchange
Suite 200
Atlanta, GA 30339

	RE:	Atlantis Plastics, Inc.
		Form 10-K for the fiscal year ended December 31, 2004
		Filed March 31, 2005

		Form 10-Q for the quarter ended September 30, 2005 Form 8-K filed October 27, 2005
		File No. 1-9487

Dear Mr. Saari:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.


      Sincerely,




      Nili Shah
      Branch Chief



??

??

??

??




UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE